UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2023

Paymentus Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40429	45-3188251
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11605 North Community House Road, Suite 300
Charlotte, North Carolina		28277
(Address of Principal Executive Offices)		(Zip Code)

(888) 440-4826 Registrant’s Telephone Number, Including Area Code:

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	PAY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2023, the Board of Directors (the “Board”) of Paymentus Holdings, Inc. (the “Company”) appointed Sanjay Kalra as Senior Vice President and Chief Financial Officer of the Company, effective March 6, 2023. He will also serve as the Company’s principal accounting officer. Mr. Kalra replaces Paul Seamon, who has served as Interim Chief Financial Officer since September 9, 2022. Mr. Seamon will resume his prior role with the Company as Vice President of Finance and Strategy, effective March 6, 2023.

Mr. Kalra, 50, was the Senior Vice President and Chief Financial Officer of Harmonic Inc., a Nasdaq-listed virtualized broadband and video delivery solutions company, from June 6, 2017 to March 3, 2023. Previously, he served as a Chief Accounting Officer at Harmonic, Corporate Controller at TiVo, Inc. and Vice President and Corporate Controller at Model N, Inc., and held various senior financial leadership roles at Silicon Image after beginning his career in public accounting at Ernst & Young LLP. Mr. Kalra holds a B. Com. in Commerce and Accounting from CCS University, India, is a Chartered Accountant from The Institute of Chartered Accountants of India and is a Certified Public Accountant.

The Board approved the Company’s entry into a Confirmatory Employment Letter with Mr. Kalra, effective March 6, 2023 (the “Employment Letter”). The Employment Letter provides for an annual base salary of $500,000 and a target annual cash bonus opportunity of $500,000, subject to performance and other criteria established by the Board or a committee thereof. Mr. Kalra is also entitled to receive an award of restricted stock units (“RSUs”) with a grant date value of $4,000,000 on or about his start date. Subject to further Board approval, he will also receive a grant of RSUs with a grant date value of $2,000,000 on or about the first anniversary of his start date, and a grant of RSUs with a grant date value of $1,400,000 on or about each of the second and third anniversaries of his start date. Each RSU represents the right to receive one share of the Company’s Class A common stock upon vesting. Each RSU grant will generally be subject to vesting over four years, subject to Mr. Kalra’s continued service to the Company through the applicable vesting date, and will be granted pursuant to, and in accordance with, the terms of the Company’s 2021 Equity Incentive Plan. The foregoing description is qualified in its entirety by reference to the full text of the Employment Letter, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Board also approved a Change in Control and Severance Agreement (the “CIC Agreement”) between the Company and Mr. Kalra. The CIC Agreement provides that Mr. Kalra will receive certain benefits in connection with certain qualifying involuntary terminations, including in connection with a change in control. If Mr. Kalra’s employment is terminated outside of the change in control period beginning on the date that is three months prior to the date of a change in control and ending on the one-year anniversary of such change in control, either (1) by the Company without cause and other than due to death or disability, or (2) by Mr. Kalra for good reason, he will be entitled to continuing payments of his base salary for six months and health care premiums for up to six months following termination. If Mr. Kalra’s employment is terminated during the change in control period, either (1) by the Company without cause and other than due to death or disability, or (2) by Mr. Kalra for good reason, he will be entitled to a lump sum cash payment equal to 75% of his annual base salary, a lump sum cash payment equal to his prorated annual target bonus, continuing payments of health care premiums for up to nine months and vesting acceleration of all of his unvested time-based equity awards. The foregoing description is qualified in its entirety be reference to the full text of the CIC Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Additionally, the Company and Mr. Kalra will enter into the Company’s standard form of director and executive officer indemnification agreement, which was filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2023, pursuant to which the Company will agree, among other things, to indemnify Mr. Kalra against certain liabilities which may arise by reason of his status as an executive officer.

There are no family relationships between any of the Company’s directors or officers and Mr. Kalra that are required to be disclosed under Item 401(d) of Regulation S-K. There are no other arrangements or understandings between Mr. Kalra and any other person pursuant to which Mr. Kalra was appointed as Chief Financial Officer. Mr. Kalra has not entered into any transactions with the Company that are required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

10.1+	Confirmatory Employment Letter between Paymentus Holdings, Inc. and Sanjay Kalra

10.2+	Change in Control and Severance Agreement between Paymentus Holdings, Inc. and Sanjay Kalra

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYMENTUS HOLDINGS, INC.

Date:	March 6, 2023	By:	/s/ Dushyant Sharma
Dushyant Sharma Chairman, President and Chief Executive Officer